Exhibit 107.1

424(b)(5)

(Form Type)

NatWest Group plc

(Exact Name of Registrant as Specified in its Charter)

The maximum aggregate amount of senior debt securities being offered pursuant to the Prospectus Supplement dated June 27, 2022 (the “Prospectus Supplement”) and the accompanying Base Prospectus dated January 11, 2022 (together with the Prospectus Supplement, the “Prospectus”) is $1,000,000,000 of the senior debt securities of the Registrant (the “Offering”). The Prospectus, in the form filed with the Securities and Exchange Commission pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended, on June 29, 2022, is the final prospectus relating to the Offering.